Exhibit 8.1
[Letterhead of Debevoise & Plimpton LLP]
June 6, 2008
The Hartford Financial Services Group, Inc.
Hartford Plaza
Hartford, Connecticut 06115
The Hartford Financial Services Group, Inc.
$500,000,000 8.125% Fixed-to-Floating Rate
Junior Subordinated Debentures due 2068
Ladies and Gentlemen:
     We have acted as special United States tax counsel to The Hartford Financial Services Group, Inc., a Delaware corporation (“the Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), by the Company, of (i) a Registration Statement on Form S-3 (File No. 333-142044) filed with the Commission on April 11, 2007, as amended by Post Effective Amendment No. 1 filed with the Commission on June 3, 2008 (the “Registration Statement”), (ii) a prospectus, dated June 3, 2008 (the “Prospectus”), relating to junior subordinated debt securities, included in Post Effective Amendment No. 1 to the Registration Statement, (iii) a prospectus supplement, dated June 3, 2008, as filed with the Commission pursuant to Rule 424(b)(2) of the Act (the “Prospectus Supplement”) and relating to the issuance and sale of $500,000,000 aggregate principal amount of the Company’s 8.125% Fixed-to-Floating Rate Junior Subordinated Debentures due 2068 (the “Debentures”), pursuant to the Junior Subordinated Indenture, dated as of June 6, 2008 (the “Base Indenture”), between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of June 6, 2008 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee.
     In rendering this opinion, (i) we have examined the Registration Statement, the Prospectus, the Prospectus Supplement, the Indenture and the Debentures (all of the foregoing, the “Transaction Documents”) and such other agreements, instruments, documents and records of the Company as we have deemed necessary or appropriate for the purposes of this opinion and (ii) we have assumed, without independent investigation or inquiry, and relied upon (a) the authenticity of, and the genuineness of all signatures on, all documents; the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies; the legal capacity of all natural persons executing documents; and the due authorization, execution, delivery and enforceability of the Transaction Documents, (b) the performance of all covenants and other undertakings by all parties to, and the consummation of all transactions

The Hartford Financial Services Group, Inc.	2	June 6, 2008
contemplated by, the Transaction Documents, in accordance with their terms, that none of the material terms and conditions of the Transaction Documents have been or will be waived or modified, the valid existence and good standing of all parties to the Transaction Documents and that there are no documents or understandings between the parties that would alter, or are inconsistent with, the terms set forth in the Transaction Documents and (c) the accuracy of all statements regarding factual matters, representations and warranties contained in the Transaction Documents and the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us.
     Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in the Prospectus Supplement, the statements of law and legal conclusions under the heading “Material United States Federal Income Tax Considerations” in the Prospectus Supplement represent our opinion.
     Our opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations (including proposed Treasury regulations) issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. Our opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond such matters. Our opinion is rendered only as of the date hereof, and we assume no responsibility to advise you or any other person of facts, circumstances, changes in law, or other events or developments that hereafter may occur or be brought to our attention and that may affect the conclusion(s) expressed in our opinion.
     We consent to the filing of this opinion letter as an exhibit to the Company’s Form 8-K to be filed in connection with the issuance and sale of the Notes, incorporated by reference in the Registration Statement and to the use of our name under the headings “Material United States Federal Income Tax Considerations” and “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Debevoise & Plimpton LLP